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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-111842

SUPPLEMENT
TO PROSPECTUS DATED April 14, 2004

2,447,976 Shares

Common Stock

The following is an amended and restated Table of Selling Securityholders on pages 7 through 13 of the attached Prospectus dated April 14, 2004. We inadvertently omitted the name of a selling securityholder and mistakenly reported those shares as being held by another selling securityholder. The total number of shares being sold in the offering has not changed. We are restating the corrected Table in its entirety, below.

Table

        The table below presents information regarding the selling securityholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling security holders and reflects holdings as of November 24, 2003. The term "selling security holders" includes the security holders listed below and their transferees, pledgees, donees or other successors. The table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time. Changed information will be presented in a supplement to this prospectus if and when necessary and required.

        The applicable percentages of ownership shown in the table below are based on an aggregate of 9,918,529 shares of our common stock issued and outstanding on December 19, 2003. This number does not include 269,400 shares of Series B Preferred Stock outstanding and entitled to vote.

			Shares Beneficially Owned After Offering
Security Holders	Shares Held or Acquirable Prior to Offering	Number of Shares Being Offered
			Number	Percent
Alfred Abiouness(1)	148,600	87,600	61,000	*
Marian L. Acree(1)	52,600	27,600	25,000	*
Ardmore Blouses, Inc. Retirement Plan, Alan Wolf and Michael Wolf, Trustees(1)	17,400	17,400	0	0%
William C. Bartholomay(1)	81,600	51,600	30,000	*
Richard Bergum(1)	10,960	6,960	4,000	*
Fiserv Securities Inc. A/C/F Paul Berkman STD IRA(1)	24,971	18,000	6,971	*
Fiserv Securities Inc. A/C/F Hartley Bernstein(1)	34,800	34,800	0	0%
Joseph Bianco SEP IRA(1)	18,000	18,000	0	0%
Edwin R. Bindseil(1)	7,945	6,960	985	*
Russel F. Bonasso(1)	11,960	6,960	5,000	*

Timothy Borne(1)	10,440	10,440	0	0%
Broadway Partners LLC(1)(5)	25,971	24,000	1,971	*
Bru Holding Co. LLC(1)(6)	358,600	207,600	151,000	1.52%
Warren G. Bulman(1)	24,925	10,440	14,485	*
Carcap Co. LLC(1)(7)	108,000	108,000	0	0%
CCJ TR ST Vincent TR SVC Ltd TTEE DTD 1/27/93(1)	121,341	62,400	58,941	*
Chann-Zai LLC(1)(8)	6,960	6,960	0	0%
M. Robert Ching, Trustee of the M. Robert Ching & Phyllis Ching Living Trust U/A/D 6/15/95(1)	79,600	69,600	10,000	*
Marc Cohen(1)	12,440	10,440	2,000	*
Corman Foundation Inc.(1)(9)	107,000	42,000	65,000	*
Scott Crowther, Sr.(1)	35,678	19,200	16,478	*
George R. Dick & JoAnn L. Dick(1)	28,985	18,000	10,985	*
Donald Ekman(1)	62,400	62,400	0	0%
Glen Emig(1)	13,200	13,200	0	0%
Hargreave-Hale Nominees Ltd.(1)(10)	34,800	34,800	0	0%
Jorge Gardyn and Catherine M. Gardyn JT WROS(1)	14,400	14,400	0	0%
Gilcy Partners Inc.(1)(11)	17,400	17,400	0	0%
Bonnie Goldberg & David Goldberg JTTEN WROS(1)	16,960	6,960	10,000	*
Stanley Goldberg, Trustee & Lynn G. Intrater, Trustee, Stanley Goldberg Revocable Trust(1)	83,331	45,360	37,971	*
Marvin Goldstein and Sheryl Goldstein JTTEN WROS(1)	15,340	10,440	4,900	*
NOW Electronics Inc. 401(k) P/S/P FBO Aaron Goodridge(1)	17,400	17,400	0	0%
Sean Greene(1)	38,000	24,000	14,000	*
Harvey Greenfield(1)	32,600	27,600	5,000	*
John J. Harte, Trustee(1)	39,900	17,400	22,500	*
J.E. Deck, LLC(1)(12)	18,385	17,400	985	*
JR Squared, LLC(1)(13)	210,000	210,000	5,000
James Jacobs(1)	11,960	6,960	0	0%
Jaor Inc.(1)(14)	22,931	6,960	15,971	*
Fiserv Securities Inc A/C/F Joseph S. Kashi CON IRA(1)	16,960	6,960	10,000	*
Harvey Kohn SEP IRA(1)	134,431	62,400	72,031	*
Steven A. Kohn & Karen J. Kohn, Trustees of the Kohn Family Revocable Trust(1)	10,440	10,440	0	0%
David Krathen and Fran Krathen JT WROS(1)	40,400	17,400	23,000	*
Ronald M. Krinick(1)	72,600	34,800	37,800	*
Little Bear Investments, LLC(1)(15)	120,000	120,000	0	0%
L.W. Marjac LLC(1)(16)	31,650	24,000	7,650	*
Joseph N. Lowe and Beva Lowe JT WROS(1)	30,400	20,400	10,000	*
William J. Mannion(1)	13,800	13,800	0	0%
Ted Marcucilli and Judy Marcucilli JT WROS(1)	20,000	18,000	2,000	*
John C. McNabney & Joyce L. McNabney JT WROS(1)	16,080	16,080	0	0%
Robert J. Molleur(1)	24,900	20,400	4,500	*
Joan Morris(1)	20,440	10,440	10,000	*
Gayle Mosenson(1)	13,800	13,800	0	0%

David M. Muffet(1)	21,000	12,000	9,000	*
Kay Murcer(1)	4,800	4,800	0	0%
John O'Mahony(1)	29,000	24,000	5,000	*
Dennis Pudvah and Emma Pudvah JTTEN(1)	12,000	12,000	0	0%
Dave Roush(1)	43,500	36,000	7,500	*
Alan Rubin(1)	69,600	69,600	0	0%
Richard Santulli(1)	134,990	27,600	107,390	1.08%
David Schlotterback, Trustee, David Schlotterback Trust U/A Dtd 4/9/93(1)	16,140	10,440	5,700	*
Fiserv Securities Inc. A/C/F Joel M. Schoenfeld CON IRA(1)	19,971	18,000	1,971	*
Shadow Capital LLC(1)(17)	25,356	17,400	7,956	*
Ronald Shapiro & Susan Shapiro(1)	12,960	6,960	6,000	*
Jerome Silverstein(1)	20,400	20,400	0	0%
Robert Spira(1)	17,400	17,400	0	0%
George Steller, TTEE NOW Electronics Inc 401(k) P/S/P FBO George Steller(1)	13,800	13,800	0	0%
Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA(1)(18)	38,956	18,000	20,956	*
Jeffrey Sucoff(1)	17,400	17,400	0	0%
Fiserv Securities Inc. C/F John R. Swingle(1)	11,160	11,160	0	0%
Trude Taylor(1)	76,771	34,800	41,971	*
Valkyrie Leasing LLC(1)(19)	139,200	139,200	0	0%
Vertical Ventures LLC(1)(20)	120,000	120,000	0	0%
Donald White and Joan White JT WROS(1)	24,000	24,000	0	0%
Bristol Investment Fund, Ltd.(1)(21)	174,419	174,419	0	0%
CD Investment Partners, Ltd.(4)	174,419	174,419	0	0%
Core Fund, L.P.(1)(22)	210,496	208,096	2,400	*
Crestview Capital Fund II, L.P.(1)(23)	1,130,448	1,130,448	0	0%
Gruber & McBaine International(1)(24)	275,640	224,740	50,900	*
J. Patterson McBaine(1)	116,532	116,532	0	0%
Jon D. Gruber & Linda W. Gruber(1)	116,532	116,532	0	0%
Lagunitas Partners(1)(25)	835,518	707,518	128,000	1.29%
Mark W. Lamb(2)(26)	3,377	3,377	0	0%
Bill Corbett(2)(26)	21,621	21,621	0	0%
Gary Shemano(2)(26)	89,023	89,023	0	0%
Reed Freyermuth(2)(26)	6,225	6,225	0	0%
David N. Baker(2)(26)	2,625	2,625	0	0%
Scott Cacchione(2)(26)	3,377	3,377	0	0%
Michael R. Jacks(2)(26)	77,240	77,240	0	0%
Ronit Sucoff(1)	134,486	134,486	0	0%
Helen Kohn(1)	245,329	245,329	0	0%
Lisa Sucoff(1)	24,500	24,500	0	0%
Diana Anderson(1)	4,500	4,500	0	0%
Mary Ellen Spedale(1)	3,744	3,744	0	0%
Howard Sterling(1)	10,174	10,174	0	0%
Loius Trust(1)	45,785	45,785	0	0%
Targhee Trust(2)(27)	45,785	45,785	0	0%
Perseus 2000, LLC(2)(28)	200,282	200,282	0	0%
William A. Boyd(3)	27,866	27,866	0	0%

Case Holding Co., Inc.(3)(29)	27,866	27,866	0	0%
Ralph G. Cranmer(3)	55,732	55,732	0	0%
Richard J. Cranmer(3)	55,732	55,732	0	0%
Allan C. Sorensen(3)	27,866	27,866	0	0%
Julius A. Nicolai(3)	27,866	27,866	0	0%
Stanley and Bonnie Schweiger(3)	27,866	27,866	0	0%
Eli Shapiro Revocable Trust(3)	55,732	55,732	0	0%
Joan K. Robertson(3)	13,933	13,933	0	0%
William H. King, Jr.(3)	13,933	13,933	0	0%
JMR, Inc.(3)(30)	25,263	25,263	0	0%
Michael Jacks(2)	100,000	100,000	0	0%
Alan Shapiro & Judy Shapiro Trustees t/v/a Judy Shapiro dtd 5/15/2001(2)	100,000	100,000	0	0%
Ira Genold Bassin Trustee g/b/b Ira Bassin Revocable Living Trust u/a/d 7/14/2004(2)	100,000	100,000	0	0%
Laurus Master Fund, Ltd.(2)(31)	578,313	578,313	0	0%

*
less than 1%

(1)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder.

(2)
The number of shares being offered consists of shares of common stock issuable upon conversion of warrants.

(3)
The number of shares being offered consists of shares of our common stock held by the selling security holder.

(4)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder. CD Capital Management LLC, as the investment manager of CD Investment Partners, Ltd., and John D. Ziegelman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the registered shares.

(5)
Jeffrey Cohen, Stephanie Cohen Rubin, Allyson Cohen Shapiro, Gabrielle Cohen and Jaclyn Cohen have voting and investment control of the securities held by Broadway Partners LLC.

(6)
Bruce E. Toll has voting and investment control of the securities held by Bru Holding Co. LLC.

(7)
Richard P. Carney and Jean M. Carney have voting and investment control of the securities held by Carcap Co. LLC.

(8)
Dean M. Willard has voting and investment control of the securities held by Chann-Zai LLC.

(9)
James F. Corman, Chuck Dettling and Jane D. Corman have voting and investment control of the securities held by Corman Foundation Inc.

(10)
Michael Withers has voting and investment control of the securities held by Hargreave-Hale Nominees Ltd.

(11)
Aaron Cohen has voting and investment control of the securities held by Gilcy Partners Inc.

(12)
Philip Collins has voting and investment control of the securities held by J.E. Deck, LLC.

(13)
Jeffrey Markowitz and Richard Friedman have voting and investment control of the securities held by JR Squared, LLC.

(14)
Jim Jacobs and David Orlinsky have voting and investment control of the securities held by Jaor Inc.

(15)
Zachary Prensley and Jeffrey Mann have voting and investment control of the securities held by Little Bear Investments, LLC.

(16)
Alan Zunamon has voting and investment control of the securities held by L.W. Marjac LLC.

(17)
B. Kent Garlinghouse has voting and investment control of the securities held by Shadow Capital LLC.

(18)
Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA is or may be an affiliate of a registered broker-dealer. We have been informed by Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(19)
Charles Simonyi has voting and investment control of the securities held by Valkyrie Leasing LLC.

(20)
Joshua Silverman has voting and investment control of the securities held by Vertical Ventures LLC.

(21)
Paul Kessler has voting and investment control of the securities held by Bristol Investment Fund, Ltd.

(22)
Core Fund, L.P. is or may be an affiliate of a registered broker-dealer. We have been informed by Core Fund, L.P. that it acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired such securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities. David N. Baker has voting and investment control of the securities held by Core Fund, L.P.

(23)
Richard Levy has voting and investment control of the securities held by Crestview Capital Fund II, L.P.

(24)
Gruber & McBaine Capital Management is the financial advisor for Gruber & McBaine International and has full voting and dispositive power over investments. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management and oversee investment activity.

(25)
Gruber & McBaine Capital Management is the financial advisor for Lagunitas Partners and has full voting and dispositive power over investments. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management and oversee investment activity.

(26)
The selling security holder is or may be an affiliate of a registered broker-dealer. We have been informed by each selling security holder that such selling security holder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(27)
Kim Sands, trustee, has voting and investment control of the securities held by Targhee Trust.

(28)
Frank H. Pearl may be deemed to have shared voting power and deemed control over the shares through his investments in Perseus, L.L.C., an entity which, through certain subsidiaries, controls the selling security holder.

(29)
Cy J. Case, Peter Casoria and Joyce Rose have voting and investment control of the securities held by Case Holding Co., Inc.

(30)
J. Michael Reisert has voting and investment control of the securities held by JMR, Inc.

(31)
David Grin has voting and investment control of the securities held by Laurus Master Fund, Ltd.

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2,447,976 Shares Common Stock